INTRUST FUNDS TRUST
                     International Multi-Manager Stock Fund

                                3435 Stelzer Road
                              Columbus, Ohio 43219


                                 August 30, 1999


Dear Shareholder:

      The INTRUST Funds Trust (the "Trust") will hold a special meeting of shareholders on September 17, 1999 for shareholders of the International Multi-Manager Stock Fund (the "Fund"). At the meeting, shareholders will be asked to vote on:

1.    A  proposal   to  change  the  Fund's   current   fundamental   investment
      restrictions to allow the purchase and sale of futures contracts and options on futures contracts.

2. A proposal to change the Fund's current fundamental investment restriction to allow it to borrow money from the Fund's investment adviser or any of its affiliates under certain limited circumstances.

      None of the proposed changes will alter the Fund's current investment objective. The enclosed Proxy Statement explains each proposal in detail. Please read it carefully.

Voting Procedures
      The Fund currently operates under a master-feeder structure, pursuant to which the Fund seeks its investment objective by investing all of its investable assets in the International Equity Portfolio (the "Portfolio") of the AMR Investment Services Trust ("AMR Trust") which has an identical investment objective to the Fund. On August 9, 1999, the Portfolio's interest holders voted on and approved similar proposals to those described above. The meeting of Fund shareholders is being called to seek approval to adopt the proposals with respect to the Fund in order to maintain similarity between the investment restrictions and policies of the Portfolio and the Fund.

Conclusion
      The Board of Trustees of the Trust believes that each of the proposals set forth in the Notice of Special Meeting of Shareholders is important and RECOMMENDS THAT YOU READ THE ENCLOSED MATERIALS CAREFULLY AND THEN VOTE FOR BOTH PROPOSALS.

      We urge you to vote by completing and returning the enclosed proxy card(s) promptly, even if you plan to be present at the meeting. A postage-paid return envelope is enclosed, if you choose to mail your card(s). Your prompt response will help eliminate the cost of further proxy solicitations. Should you have any questions about the proposals, please do not hesitate to contact us. We look forward to receiving your proxy.


                                           Sincerely yours,


                                           David Bunstine
                                           President
                                           INTRUST Funds Trust